CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on (i) Form S-3 (Nos. 333-25995, 333-62155, 333-33726, 333-54616, 333-60912-01, 333-55866-01, 333-91316-01, 333-102961, 333-102962-01, 333-122424, 333-124471, 333-141491 and 333-142584) and (ii) Form S-8 (Nos. 333-56343 and 333-122168) of Kinder Morgan Energy Partners, L.P. of our report dated March 1, 2007, except as to Note 2 (Trans Mountain Pipeline System), as to which the date is August 20, 2007 and Note 2 (North System Natural Gas Liquids Pipeline System), as to which the date is October 5, 2007, relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

November 21, 2007